For the semi-annual period ended 02/28/2009
File Number 811-07811
Jennison Mid-Cap Growth Fund, Inc.




                                   EXHIBIT 77D
                  Policies With Respect to Security Investment


   Supplement dated November 7, 2008 to the Prospectus dated November 3, 2008.

The table entitled Annual Fund Operating Expenses (deducted from Fund Assets) and the footnote beneath, contained in the section Risk/Return Summary - Fees and Expenses , are hereby deleted and replaced with the following:

Annual Fund Operating Expenses (deducted from Fund assets)
                   Class  Class BClass C Class L Class MClass R Class X Class Z
                     A
Management Fees     .60%   .60%    .60%    .60%   .60%    .60%    .60%   .60%
+ Distribution      .30    1.00    1.00    .50    1.00    .75     1.00   None
and service (12b-
1) fees
+ Other expenses    .31     .31    .31     .31     .31    .31     .31     .31
= Total annual      1.21   1.91    1.91    1.41   1.91    1.66    1.91    .91
Fund operating
expenses
- Fee waiver or     None   None    None    None   None   (.25)    None   None
expense
reimbursement
= Net annual Fund   1.21   1.91    1.91    1.41   1.91    1.41    1.91    .91
operating
expenses





LR00244